Exhibit 10

FORM OF AWARD AGREEMENT

RSU (2010Retention)

Grant Date: October 21, 2010

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER

THE SECURITIES ACT OF 1933

Dear [Name]:

The Management Development and Compensation Committee of the Board of Directors (“Committee”) has awarded you Restricted Stock Units (“RSUs”). Each RSU entitles you, upon satisfaction of the continued employment and other requirements set forth in this letter and the Plan, to receive from Lockheed Martin Corporation (“Corporation”) (i) one (1) share of the Corporation’s common stock, par value $1.00 per share, (“Stock”); and (ii) cash payments equivalent to the sum of any cash dividends paid to stockholders of the Corporation during the Restricted Period (as defined below), each in accordance with the terms of this letter, the Lockheed Martin Corporation Amended and Restated 2003 Incentive Performance Award Plan, as amended effective January 1, 2009 (“Plan”), and any rules and procedures adopted by the Committee.

This letter constitutes the Award Agreement for your RSUs and sets forth some of the terms and conditions of your Award under the Plan, as determined by the Committee. Additional terms and conditions are described in the Plan and in the Prospectus relating to the Plan of which the Plan and this Award Agreement are a part. In the event of a conflict between this letter and the Plan, the Plan document will control. The Prospectus is available at http://www.benefitaccess.com.

Capitalized terms not defined in this Award Agreement will have the meaning ascribed to them in the Plan. The term Restricted Stock Unit or RSU as used in this Award Agreement refers only to the Restricted Stock Units awarded to you under this Award Agreement.

Your Award is not effective or enforceable until you properly acknowledge your acceptance of the Award by completing the electronic receipt or returning an executed copy of this Award Agreement to the Vice President of Compensation and Benefits’ office as instructed below as soon as possible but in no event later than December 31, 2010. Acceptance of this Award Agreement constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award. The Committee has authorized electronic means for the delivery and acceptance of this Award Agreement. Assuming prompt and proper acknowledgment of your acceptance of this Award Agreement as described, this Award will be effective as of the Award Date.

If you do not acknowledge your acceptance of this Award Agreement by December 31, 2010, this Award will be forfeited.

CONSIDERATION FOR AWARD

The consideration for the Restricted Stock Units is your continued service to the Corporation as an employee during the Restricted Period set forth below. If you do not continue to perform services for the Corporation as an employee during the entire Restricted Period, your Award will be forfeited in whole or in part.

Grant Date: October 21, 2010

RIGHTS OF OWNERSHIP, RESTRICTIONS ON TRANSFER

During the Restricted Period, your RSUs will be subject to forfeiture. Until the Restricted Period ends with respect to a particular RSU and a share of Stock is delivered to you, you generally will not have the rights and privileges of a stockholder. In particular, you will not have the right to vote your RSUs on any matter put to the stockholders of the Corporation; you may not sell, transfer, assign, pledge, use as collateral or otherwise dispose of or encumber RSUs; and you will not have the right to receive any dividends or dividend equivalents on the RSUs or the right to receive any dividend paid to stockholders on a share of Stock.

Upon expiration or termination of the Restricted Period with respect to your RSUs, and subject to the forfeiture provisions set forth below, each RSU for which the restrictions have lapsed will be exchanged for a certificate (either in paper or book entry form) evidencing one (1) share of Stock issued in your name (or other name(s) designated by you) and a cash payment equal to the dividends that would have been paid to you had you owned such share from the Grant Date until the expiration or termination of the Restricted Period (“Accrued Dividend Equivalents”). Your shares and the cash payment for Accrued Dividend Equivalents will be delivered to you within ninety (90) days of the expiration or termination of the Restricted Period. In the event Code section 409A(a)(2)(B)(i) applies because you are a specified employee receiving a distribution on account of a termination of employment, delivery of stock and the Accrued Dividend Equivalents may be delayed for six months from such date; similarly, if you are an Insider subject to the reporting provisions of Section 16(a) of the Securities Exchange Act of 1934, delivery of Stock following the expiration of the Restricted Period for any reason may be delayed for six months. You will be notified if you are a specified employee for purposes of section 409A. The certificates delivered to you may contain any legend the Corporation determines is appropriate under the securities laws. At the time the Restricted Period for your RSUs terminates, the Corporation is required to collect from you the appropriate amount of Federal, state and local withholding taxes with respect to both the shares delivered and the Accrued Dividend Equivalents. In this regard, please see “Timing of Taxation and Withholding” below.

After the Stock is delivered to you, you (or your designee(s)) will enjoy all of the rights and privileges associated with ownership of the shares, including the right to vote on any matter put to stockholder vote, to receive dividends, and to encumber, sell or otherwise transfer the shares. You should note, however, that, while the shares would thus be free of the restrictions imposed during the Restricted Period, your ability to sell the shares may be limited under the Federal securities laws.

You have the right to designate a beneficiary (or beneficiaries) to receive your shares in exchange for your RSUs and cash in respect of Accrued Dividend Equivalents in the event of your death during the Restricted Period by completing a beneficiary designation form available at http://www.benefitaccess.com and returning it to the Vice President of Compensation and Benefits’ office at the address below.

Grant Date: October 21, 2010

If, at your death, a completed beneficiary designation form is not on file at the Vice President of Compensation and Benefits’ office (or if your designated beneficiary predeceases you), the Stock and cash in respect of your RSUs will be transferred to your estate.

RESTRICTED PERIOD, FORFEITURE

The vesting of the RSUs awarded under this Award Agreement along with the Accrued Dividend Equivalents is subject to your acceptance of this Award Agreement by December 31, 2010 and your continued employment with the Corporation from the Award Date until October 21, 2013 (the “Restricted Period”). All of your RSUs will be forfeited and all of your rights to the RSUs and to receive Stock and for your RSUs and the Accrued Dividend Equivalents will cease without further obligation on the part of the Corporation unless you accept this Award Agreement as provided below by December 31, 2010 and continue to provides services to the Corporation as an Employee of the corporation until the expiration or termination of the Restricted Period, which will occur on October 21, 2013, subject only to the specific exceptions provided below.

DEATH, DISABILITY, LAYOFF

1. Death and Disability

Your RSUs and the Accrued Dividend Equivalents will immediately vest and no longer be subject to the continuing employment requirement if:

i)	you die while still employed by the Corporation; or

ii)	you terminate employment as a result of becoming totally disabled as evidenced by commencement of benefits under the Corporation’s long-term disability plan in which you are enrolled (or, if you are not a participant of the Corporation’s long-term disability plan, when you would have been eligible for benefits using the standards set forth in that plan).

The vested RSUs and will be exchanged for shares of Stock and the Accrued Dividend Equivalents will be paid in cash within ninety (90) days following the date of your termination of employment on account of death or total disability, but in no event later than the March 15 next following the year in which such termination occurs.

2. Lay Off

If you are laid off with an effective date prior to October 21, 2011, you will forfeit all of your RSUs and Accrued Dividend Equivalents in accordance with the general rule requiring continued employment during the Restricted Period. If you are laid off with an effective date on or after October 21, 2011, the Restricted Period will end for a portion of your RSUs and you will vest in your RSUs as follows:

i)	you will vest in one third (1/3) of your RSUs (and the related Accrued Dividend Equivalents associated with that one-third) if your layoff is effective on or after the first anniversary of the Award Date (October 21, 2011), but before the second anniversary of the Award Date (October 21, 2012); and

Grant Date: October 21, 2010

ii)	you will vest in two thirds (2/3) of your RSUs (and the related Accrued Dividend Equivalents associated with that two-thirds) if your layoff is effective on or after the second anniversary of the Award Date (October 21, 2012) but before the third anniversary of the Award Date (October 21, 2013).

The vested RSUs will be exchanged for shares of Stock and the related Accrued Dividend Equivalents associated with the vested portion of your RSUs will be paid in cash within ninety (90) days following your layoff, but in no event later than the March 15 next following the year in which you are laid off. You will forfeit your remaining RSUs and the related Accrued Dividend Equivalents associated with forfeited RSUs on the date you are laid off.

RETIREMENT, RESIGNATION OR TERMINATION WITH OR WITHOUT CAUSE

If you retire, resign or your employment otherwise terminates before October 21, 2013, other than on account of death, disability, layoff, or Divestiture or Change in Control (as described below) whether voluntarily or by action of the Corporation and in the latter case whether with or without “cause,” you will forfeit your RSUs and the related Accrued Dividend Equivalents on the date of your termination.

DIVESTITURE

If the Corporation divests (as defined below) all or substantially all of a business operation of the Corporation and such divestiture results in the termination of your employment with the Corporation or its subsidiaries and the transfer of such employment to the other party to the divestiture, the special rules in this paragraph will apply. Your RSUs and the Accrued Dividend Equivalents will vest immediately and you will receive shares of Stock in exchange for RSUs and the Accrued Dividend Equivalents within ninety (90) days following your termination of employment with the Corporation, but in no event later than the March 15 next following the year in which your employment terminates. For the purposes of this provision, the term “divestiture” shall mean a transaction which results in the transfer of control of the business operation divested to any person, corporation, association, partnership, joint venture, limited liability company or other business entity of which less than 50% of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled directly or indirectly by the Corporation, by one or more of the Corporation’s subsidiaries or by a combination thereof.

CHANGE IN CONTROL

In the event your employment is terminated by the Corporation (or its successor) following a Change in Control, your RSUs will vest and the Restricted Period shall terminate on the date of your termination following the Change in Control. You will vest in your entire Award (including any Accrued Dividend Equivalents) under this Agreement.

Grant Date: October 21, 2010

CHANGES IN CAPITALIZATION

In the event of a stock split, stock dividend or other similar action resulting in additional shares of Stock being issued to existing stockholders during the Restricted Period or in the event of a reverse stock split resulting in a contraction in the number of shares outstanding during the Restricted Period, the number of your RSUs will be adjusted in the same manner as if you held actual shares of Stock.

TIMING OF TAXATION AND WITHHOLDING

Upon the expiration or termination of the Restricted Period, the Fair Market Value of the Stock and the Accrued Dividend Equivalents deliverable to you in respect of the RSUs will be taxable to you as compensation income, based on the Fair Market Value of Stock on the day the Stock is deliverable to you and the amount of cash payable to you for the Accrued Dividend Equivalents, and withholding of Federal, state, and local taxes will apply at the minimum rate prescribed by law. FICA tax withholding also will apply except to the extent FICA taxes have already been collected in the case of retirement-eligible employees as described below. (If Code section 409A(a)(2)(B)(i) applies because you are a specified employee receiving Stock on account of a termination of employment or if you are an Insider, your Stock and the Accrued Dividend Equivalents may not be deliverable to you for six months following such date of termination and, accordingly, the Fair Market Value of the Stock on that date and the Accrued Dividend Equivalents shall be used for purposes of determining your compensation income.)

Your tax basis in shares of Stock delivered to you in respect of the RSUs will be equal to the Fair Market Value of such shares on the day the Stock is deliverable to you. Your holding period for purposes of determining long-term capital gain or loss treatment on any subsequent sale of such Stock will begin on that day.

Unless you deliver cash to the Corporation to satisfy any withholding tax on Stock deliverable to you in respect of vested RSUs in accordance with procedures established in advance by the Corporation’s Senior Vice President of Human Resources, you will be deemed to have automatically elected to pay any withholding tax on Stock deliverable to you by means of the Corporation reducing the number of shares of Stock deliverable to you in respect of vested RSUs, based upon the minimum rate of withholding prescribed by law.

Any cash paid to you as Accrued Dividend Equivalents will be taxable to you as compensation income in the year paid and subject to withholding of Federal, state and local income taxes, and FICA taxes. The Corporation will withhold taxes on the Accrued Dividend Equivalents by reducing the cash payable to you. The Corporation may elect to apply all or part of the Accrued Dividend Equivalents to tax owed on the Stock in which case, you may not receive any cash for the Accrued Dividend Equivalents.

Since we will withhold at the minimum rate prescribed by law for these awards, you may owe additional taxes as a result of the termination or expiration of the Restricted Period.

AMENDMENT AND TERMINATION OF PLAN OR AWARDS

As provided in Section 9 of the Plan, subject to certain limitations contained within Section 9, the Board of Directors may at any time amend, suspend or discontinue the Plan and

Grant Date: October 21, 2010

the Committee may at any time alter or amend this Award Agreement. Notwithstanding Section 9 of the Plan, no such amendment, suspension or discontinuance of the Plan or alteration or amendment of Award Agreements will, except with your express written consent, adversely affect your rights under this Award Agreement. This Award Agreement shall not be amended or interpreted in a manner that is reasonably believed to result in the imposition of tax under Code section 409A.

ACCEPTANCE OF AWARD

No Award is enforceable until you properly acknowledge your acceptance by completing the electronic receipt or returning an executed copy of this Award Agreement to the Vice President of Compensation and Benefits’ office as soon as possible but in no event later than December 31, 2010. Acceptance of this Award Agreement must be made by you personally and constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award. The Committee has authorized electronic means for the delivery and acceptance of this Award Agreement. If you desire to accept this Award, you must acknowledge your acceptance and receipt of the Award Agreement, either electronically or by signing and returning a copy of this letter by December 31, 2010 as follows:

Electronic Acceptance: Go to http://www.benefitaccess.com

By Mail: Mr. David Filomeo, Vice President of Compensation and Benefits, Lockheed Martin Corporation, Mail Point 123, 6801 Rockledge Drive, Bethesda MD 20817

Assuming prompt and proper acknowledgment of this Award Agreement as described, this Award will be effective as of the Award Date.

By executing this Award Agreement, you consent to receive copies of the Prospectus applicable to this Award from this internet site (http://www.benefitaccess.com). This consent can only be withdrawn by written notice to the Vice President of Compensation and Benefits at the address noted above.

If you do not acknowledge your acceptance of this Award Agreement by December 31, 2010, this Award will be forfeited as noted above.

MISCELLANEOUS

Nothing contained in this Award Agreement shall confer upon you any right of continued employment by the Corporation or guarantee that any future awards will be made to you under the Plan. In addition, nothing in this Award Agreement limits in any way the right of the Corporation to terminate your employment at any time. Neither the value of the RSUs awarded to you nor the Accrued Dividend Equivalents will be taken into account for other benefits offered by the Corporation, including but not limited to pension benefits. Notwithstanding any other provision of this Award Agreement to the contrary, no Stock will be issued to you within six months from the Award Date.

Grant Date: October 21, 2010

The Corporation recommends that Insiders consult with the Office of the General Counsel or the Office of the Corporate Secretary before entering into any transactions involving Stock even after the expiration or termination of the Restricted Period.

Sincerely,

David Filomeo
(On behalf of the Management Development and Compensation Committee)

(For written acceptance, please complete, sign and return by mail.)

Acknowledged by:

Signature	Date

Print Name	Employee ID